Exhibit 99.1

News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis.Garner@Otelco.com

Oak Hill Capital Completes Acquisition of Otelco Inc.

NEW GLOUCESTER, Maine (March 31, 2021) – Otelco Inc. (NASDAQ: OTEL) (“Otelco” or the “Company”), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced an entity formed by Oak Hill Capital (“Oak Hill”), a private equity firm, completed its acquisition of Otelco Inc. for $11.75 per share in cash, representing a total equity purchase price of approximately $40.6 million. As a result of the transaction’s completion, Otelco’s common stock will cease trading at the close of market today and will be delisted from the NASDAQ Stock Market.

Oak Hill is an experienced investor in the fiber-to-the-premises space. The firm’s current investments include NetSpeed LLC d/b/a GoNetspeed (“GoNetspeed”), a fiber-to-the-premises operator serving residential and business customers in Pennsylvania and Connecticut, and Lantek Fiber Optic Services, Inc. (“Lantek”), a fiber construction company. Oak Hill’s acquisitions of Otelco, GoNetspeed, and Lantek bring together the talent and resources to accelerate fiber network deployment throughout their combined footprint.

“We are excited to work with Otelco, GoNetspeed and Lantek to expand the availability of fiber-based data services in the communities where the companies operate,” said Scott Baker and Benjamin Diesbach, Partners of Oak Hill. “We are thrilled to partner with Richard Clark, who will continue to serve as President and CEO of the combined group of companies, and the rest of the senior management teams to become a leading fiber-to-the-premises operator in the northeastern United States.”

Richard Clark, President and CEO of Otelco, commented, “This is an exciting day for Otelco, GoNetspeed and Lantek, and their customers. With the full strategic and financial support of Oak Hill, we are now uniquely positioned to rapidly expand our fiber network investments and provide exciting new capabilities to current and prospective customers and communities.”

“We are committed to providing the best communication services to our customers. We believe that bringing the companies together will drive innovation to deliver reliable, high-speed fiber internet to more homes and businesses,” added Trevor Jones, Otelco’s head of Marketing and Customer Operations and GoNetspeed’s head of Sales and Marketing, Michael D’Angelo. “We are excited to combine our efforts to accelerate the expansion of our best-in-class internet service.”

Lazard Middle Market LLC served as financial advisor and Troutman Pepper Hamilton Sanders LLP served as legal advisor to Otelco. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Oak Hill.

Oak Hill Capital Completes Acquisition of Otelco Inc.

March 31, 2021

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia passing more than 67,000 locations. The Company’s services include local and long-distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. It also provides competitive retail and wholesale communications services and technology consulting, and managed services. For more information, visit the Company’s website at www.otelco.com.

ABOUT GONETSPEED

GoNetspeed is a high-speed fiber-optic internet provider serving residential and business customers. GoNetspeed has been delivering high-speed fiber internet to more than 20 communities and passing over 70,000 homes and business in Hartford, New Haven, and Fairfield counties and surrounding areas in CT, and 15,000 homes and businesses in Beaver county and surrounding areas in PA. For more information on the company, or to inquire about service in your residence or community, please visit www.gonetspeed.com.

ABOUT LANTEK

Lantek was founded in 2004 and specializes in all aspects of fiber-to-the-premises construction including underground, splicing and all aspects of installation. Lantek provides services in New York, Pennsylvania and Connecticut.

ABOUT OAK HILL CAPITAL

Oak Hill Capital is a private equity firm managing funds with over $16 billion of initial capital commitments and co-investments since inception. Over the past 35 years, Oak Hill Capital and its predecessors have invested in approximately 100 private equity transactions across broad segments of the U.S. and global economies. Oak Hill Capital applies an industry-focused, theme-based approach to investing in the following sectors: Media & Communications, Services, Industrials, and Consumer. Oak Hill works actively in partnership with management to implement strategic and operational initiatives to create franchise value. For more information, please visit: www.oakhill.com.

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